Exhibit (a)(5)(S)

BUILDING EUROPE

Is a European energy market important?

Can a European company be a world leader?

Yes?

Yes. A European company can be a leader.

Our offer is of €38.75* per share and in cash (more details herein)

STRATEGICALLY

Is the Endesa acquisition good from a strategic point of view?

Will it be beneficial for everybody?

Yes?

Yes. Strategically, the acquisition can be perfect.

Our offer is of €38.75* per share and in cash (more details herein)

PRICE

€38.75* for each Endesa share? (more details herein)

And in cash?

Yes?

Yes. We have the best offer.

€38,75 per share?
And in cash?

Yes?

YES.

Yes. E.ON is paying €38.75 and in cash for each Endesa share. A great offer and a very good opportunity for all the shareholders. Moreover, we have the favourable opinion of Endesa. But not only the shareholders will benefit from the offer. In E.ON, we are convinced that if you tender your shares into the E.ON offer, everyone will win: the shareholders, the clients, the employees and the Spanish economy in general.

Yes. We are offering €38.75* in cash for each Endesa share.

If you require more information, please read the brochure, call the free phone number 00800 7710 9971, have a look into www.eonsi.com or go to your bank.

*This figure can be reduced by any dividend paid by Endesa prior to the publication of the results of the offer.

            e.on
                New energy

There is an informative prospectus of the offer registered with the CNMV Registry and available for shareholders at the registered offices of E.ON, Endesa, Santander Investment and the stock markets of Madrid, Barcelona, Bilbao and Valencia, as well as at the CNMV itself and the websites of Endesa and E.ON.

And now,

Is the offer good from a strategic point of view?
Will it be beneficial for everybody?

Yes?

YES.

Yes. E.ON and Endesa’s projects are totally complementary. Together, we will join our forces and we will consolidate our position in Europe and America. Furthermore, we will be able to become a world leader and will strengthen our resources in order to provide a better service for our clients. Moreover, we have the favourable opinion of Endesa. In E.ON, we are convinced that if you tender your shares into the E.ON offer, everyone will win: the shareholders, the clients, the employees and the Spanish economy in general.

Yes. The union is strategically perfect.

For all the Endesa’s shareholders, our offer is €38,75* per share and in cash. If you require more information, please read the brochure, call the free phone number 00800 7710 9971, have a look into www.eonsi.com or go to your bank.

*This figure can be reduced by any dividend paid by Endesa prior to the publication of the results of the offer

            e.on
                New energy

There is an informative prospectus of the offer registered with the CNMV Registry and available for shareholders at the registered offices of E.ON, Endesa, Santander Investment and the stock markets of Madrid, Barcelona, Bilbao and Valencia, as well as at the CNMV itself and the websites of Endesa and E.ON.

Is it important to have a European energy market?
Can a European company be a world leader?

Yes?

YES.

Yes. Building a strong Europe means creating leading European companies. This is what we believe in E.ON and this is the reason why we want to join our project together with Endesa’s project. The result will strengthen the European energy market. Furthermore, we can achieve the leadership of a European company in the world electricity and gas market. Moreover, we have the favourable opinion of Endesa. In E.ON, we are convinced that if you tender your shares into the E.ON offer, everyone will win: the shareholders, the clients, the employees and the Spanish economy in general.

Yes. Together we can achieve a stronger Europe.

For all the Endesa’s shareholders, our offer is €38,75* per share and in cash. If you require more information, please read the brochure, call the free phone number 00800 7710 9971, have a look into www.eonsi.com or go to your bank.

*This figure can be reduced by any dividend paid by Endesa prior to the publication of the results of the offer

            e.on
                New energy

There is an informative prospectus of the offer registered with the CNMV Registry and available for shareholders at the registered offices of E.ON, Endesa, Santander Investment and the stock markets of Madrid, Barcelona, Bilbao and Valencia, as well as at the CNMV itself and the websites of Endesa and E.ON.

On January 26, 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.